Sunshine Bancorp, Inc. Announces Final Regulatory Approval and Closing Date for Merger with Community Southern Holdings, Inc.

Plant City, FL- June 15, 2015-Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), announced that on June 10, 2015 the Office of the Comptroller of the Currency approved the merger of Lakeland, Florida based Community Southern Bank with and into the Bank.  Previously, the merger transaction had been approved by the Federal Reserve Bank of Atlanta and the shareholders of Community Southern Holdings, Inc.

The Company has now received all necessary regulatory approvals and expects to close the transaction on June 30, 2015, with a system conversion scheduled for the weekend of July 18, 2015.

The Company announced plans to acquire Community Southern Holdings, Inc. for approximately $31 million in cash on February 5, 2015.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The company was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and 4 additional offices in Hillsborough and Pasco County. The Company provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.sunshinestatefederal.com.